Unaudited Condensed Interim Consolidated Financial Statements

For the three and six month periods ended

June 30, 2018 and 2017

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying unaudited condensed interim consolidated financial statements of CGX Energy Inc. (the "Company") are the responsibility of the management and Board of Directors of the Company.

The unaudited condensed interim consolidated financial statements have been prepared by management, on behalf of the Board of Directors, in accordance with the accounting policies disclosed in the notes to the unaudited condensed interim consolidated financial statements. Where necessary, management has made informed judgments and estimates in accounting for transactions which were not complete at the statement of financial position date. In the opinion of management, the unaudited condensed interim consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Accounting Standard 34 Interim Financial Reporting of International Financial Reporting Standards using accounting policies consistent with International Financial Reporting Standards appropriate in the circumstances.

Management has established systems of internal control over the financial reporting process, which are designed to provide reasonable assurance that relevant and reliable financial information is produced.

The Board of Directors is responsible for reviewing and approving the unaudited condensed interim consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the unaudited condensed interim consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the unaudited condensed interim consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

Toronto, Canada
August 23, 2018

“Suresh Narine”	“Tralisa Maraj”

Suresh Narine	Tralisa Maraj
Executive Chairman and Executive Director	Chief Financial Officer
(Guyana)

CGX Energy Inc.
Unaudited Condensed Interim Consolidated Statements of Financial Position
(US$’s)

As at,		June 30,		December 31,
		2018		2017
	$		$
Assets
Current assets
Cash and cash equivalents (note 6)		1,032,264		416,676
Trade receivables and other assets (note 7)		86,188		47,315
Total current assets		1,118,452		463,991

Property, plant and equipment (note 8)		7,124,155		7,125,280
Exploration and evaluation expenditures (note 9)		26,453,808		25,440,922
Total assets		34,696,415		33,030,193

Liabilities
Current liabilities
Trade and other payables (notes 9, 10, 11 and 16)		33,661,610		32,290,361
Loans from related party (note 10)		18,355,661		15,038,325
Debentures from related party (note 10)		1,705,401		1,664,397
Total current liabilities		53,722,672		48,993,083
Shareholders’ deficiency
Share capital (note 13)		257,864,691		257,864,691
Reserve for share based payments (note 14)		21,708,131		21,708,131
Deficit		(298,599,079)		(295,535,712)
Total shareholders’ deficiency		(19,026,257)		(15,962,890)
Total liabilities and shareholders’ deficiency		34,696,415		33,030,193

Nature of operations and going concern uncertainty (note 1)
Commitments and contingencies (notes 8, 9, 10 and 16)
Subsequent events (note 10)

Approved on behalf of the Board of Directors on August 23, 2018:

(“Signed” Erik Lyngberg)		(“Signed” Dennis Mills)
	, Director		, Director
Erik Lyngberg		Dennis Mills

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

CGX Energy Inc.
Unaudited Condensed Interim Consolidated Statements of Comprehensive Loss
(US$’s)

	Three months		Six months
For the periods ended June 30,	2018	2017	2018	2017
	$	$	$	$
Operating expenses
General and administrative (notes 8 and 10)	317,491	203,217	543,030	418,100
Management and consulting	307,324	402,700	1,338,858	712,473
Interest expense (notes 9 and 10)	733,606	644,320	1,442,080	1,313,472
Professional fees	38,332	10,180	48,190	32,699
Shareholder information	22,147	44,702	54,468	53,870
Share based payments (notes 13 and 14)	-	61,000	-	69,000
Foreign exchange (gain) loss	(162,382)	155,670	(363,259)	210,624
Net loss and comprehensive loss	1,256,518	1,521,789	3,063,367	2,810,238

Basic and diluted net loss per share	0.01	0.01	0.03	0.03

Weighted average number of shares (000’s) – basic and diluted	110,388	110,388	110,388	110,388

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

CGX Energy Inc.
Unaudited Condensed Interim Consolidated Statements of Changes in Equity (Deficit)
(US$’s)

	Share Capital		Reserves
	Number of		Share
	Shares	Amount	based	Deficit	Total
Balance at December 31, 2016	110,388,033	$257,864,691	$21,651,131	$(289,828,122)	$(10,312,300)
Share based payments	-	-	57,000	-	57,000
Net loss and comprehensive loss for the year	-	-	-	(5,707,590)	(5,707,590)
Balance at December 31, 2017	110,388,033	$257,864,691	$21,708,131	$(295,535,712)	$(15,962,890)
Net loss and comprehensive loss for the period	-	-	-	(3,063,367)	(3,063,367)
Balance at June 30, 2018	110,388,033	$257,864,691	$21,708,131	$(298,599,079)	$(19,026,257)

Balance at December 31, 2016	110,388,033	$257,864,691	$21,651,131	$(289,828,122)	$(10,312,300)
Share based payments	-	-	69,000	-	69,000
Net loss and comprehensive loss for the period	-	-	-	(2,810,238)	(2,810,238)
Balance at June 30, 2017	110,388,033	$257,864,691	$21,720,131	$(292,638,360)	$(13,053,538)

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

CGX Energy Inc.
Unaudited Condensed Interim Consolidated Statements of Cash Flow
(US$’s)

Six month period ended June 30,		2018		2017
Operations	$		$

Net loss for the period		(3,063,367)		(2,810,238)
Adjustments to reconcile net loss for the period to cash flow from operating activities:
Unrealized foreign exchange (gain) loss		(363,259)		210,624
Amortization		18,210		17,656
Interest accretion on trade and other payables, loans and convertible debentures payable to related party		1,441,838		1,319,734
Share based payments		-		69,000
Net change in non-cash working capital items:
Trade receivables and other assets		(38,873)		30,177
Trade and other payables		122,073		147,640
Cash flow used in operating activities		(1,883,378)		(1,015,407)
Financing
Proceeds from loans from related party		3,247,975		2,837,060
Cash flow from financing activities		3,247,975		2,837,060
Investing
Purchases of exploration and evaluation expenditures		(759,710)		(2,082,311)
(Purchases of) proceeds from property, plant and equipment		(17,085)		12,548
Cash flow used in investing activities		(776,795)		(2,069,763)

Net increase (decrease) in cash and cash equivalents		587,802		(248,110)
Effect of exchange rate changes on cash held in foreign currencies		27,786		2,709
Cash and cash equivalents at beginning of period		416,676		523,445
Cash and cash equivalents at end of period		1,032,264		278,044
Supplementary Information
Interest paid		-		-
Income tax paid		-		-

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

General

CGX Energy Inc. (“CGX” or the “Company”) is incorporated under the laws of Ontario. The Company’s head office is located at 333 Bay Street, Suite 1100, Toronto, Ontario, M5H 2R2. Its principal business activity is petroleum and natural gas exploration offshore Guyana, South America.

1.	Nature of Operations and Going Concern Uncertainty

The Company is in the process of exploring and evaluating petroleum and natural gas properties in the Guyana Suriname basin in South America. The business of petroleum and natural gas exploration involves a high degree of risk and there can be no assurance that the Company’s exploration programs will result in profitable operations. The amounts shown as exploration and evaluation expenditures include acquisition costs and are net of any impairment charges to date; these amounts are not necessarily representative of present or future cash flows. The recoverability of the Company’s exploration and evaluation expenditures is dependent upon the discovery of economically recoverable petroleum and natural gas reserves; securing and maintaining title and beneficial interest in the properties; the ability to obtain the necessary financing to complete exploration, development and construction of processing facilities; obtaining certain government approvals and attaining profitable production or alternatively, upon the Company’s ability to dispose of its interest on an advantageous basis; all of which are uncertain.

The Company has a history of operating losses and as at June 30, 2018 had an excess of current liabilities over current assets of $52,604,220 (December 31, 2017 - $48,529,092) and an accumulated deficit of $298,599,079 (December 31, 2017 - $295,535,712). The ability of the Company to continue as a going concern is dependent on securing additional required financing through issuing additional equity or debt instruments, the sale of Company assets, or obtaining payments associated with a joint venture farm-out. As a result and given the Company’s capital commitment requirements under the Company’s Petroleum Production Licences (“PPLs”) outlined in note 9, the Company does not have sufficient cash flow to meet its operating requirements for the 12 month period from the statement of financial position date. While the Company has been successful in raising financing in the past and believes in the viability of its strategy and that the actions presently being taken provide the best opportunity for the Company to continue as a going concern, there can be no assurances to that effect. As a result there exist material uncertainties which cast significant doubt as to the Company’s ability to continue as a going concern.

Although the Company has taken steps to verify title to the licences on which it is conducting exploration and in which it has an interest, in accordance with industry standards for the current stage of exploration of such licences, these procedures do not guarantee the Company's title. Licence title may be subject to government licensing requirements or regulations, unregistered prior agreements, unregistered claims, aboriginal claims, and non-compliance with regulatory, environmental and social requirements.

These unaudited condensed interim consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying unaudited condensed interim consolidated financial statements. Such adjustments could be material. It is not possible to predict whether the Company will be able to raise adequate financing or to ultimately attain profitable levels of operations.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

2.	Basis of Preparation

2.1	Statement of compliance

These unaudited condensed interim consolidated financial statements, including comparatives, have been prepared in accordance with International Accounting Standards (“IAS”) 34 ‘Interim Financial Reporting’ (“IAS 34”) using accounting policies consistent with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

2.2	Basis of presentation

These unaudited condensed interim consolidated financial statements were authorized by the Board of Directors of the Company on August 23, 2018.

The notes herein include only significant transactions and events occurring since the Company’s last fiscal year end and are not fully inclusive of all matters required to be disclosed in the annual audited consolidated financial statements. Accordingly, these unaudited condensed interim consolidated financial statements should be read in conjunction with our most recent annual audited financial statements for the year ended December 31, 2017.

New standards, interpretations and amendments adopted by the Company
The accounting policies adopted in the preparation of the interim consolidated financial statements are consistent with those followed in the preparation of the Company’s annual consolidated financial statements for the year ended December 31, 2017, except for the adoption of new standards and interpretations effective as of January 1, 2018 outlined in note 2.4.

2.3	Use of management estimates, judgments and measurement uncertainty

The preparation of these unaudited condensed interim consolidated financial statements requires management to make judgements and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting years. Such estimates primarily relate to unsettled transactions and events as at the date of the unaudited condensed interim consolidated financial statements. On an ongoing basis, management evaluates its judgements and estimates in relation to assets, liabilities, revenue and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgements and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions. The most significant estimates relate to the valuation of exploration and evaluation expenditures, and property, plant and equipment (“PP&E”), warrant liability, deferred income tax amounts, determination of cash generating units and impairment testing, functional currency and the valulation of share–based payments. Significant estimates and judgments made by management in the preparation of these unaudited condensed interim consolidated financial statements are outlined below:

Exploration and evaluation (“E&E”) expenditures (Note 9) and PP&E (Note 8)

The application of the Company’s accounting policy for exploration and evaluation expenditures requires judgement to determine whether it is probable that future economic benefits are likely, from either future exploitation or sale, or whether activities have not reached a stage which permits a reasonable assessment of the existence of reserves. The determination of reserves and resources is itself an estimation process that requires varying degrees of uncertainty depending on how the resources are classified. These estimates directly impact when the Company defers exploration and evaluation expenditures. The deferral policy requires management to make certain estimates and assumptions as to future events and circumstances; in particular, whether an economically viable extraction operation can be established. Any such estimates and assumptions may change as new information becomes available.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

2.	Basis of Preparation (continued)

2.3	Use of management estimates, judgments and measurement uncertainty (continued)

Exploration and evaluation (“E&E”) expenditures (Note 9) and PP&E (Note 8) (continued)

If, after an expenditure is capitalised or for PP&E, information becomes available suggesting that the recovery of the expenditure or PP&E is unlikely or if an impairment of the expenditure or PP&E has incurred, the relevant capitalised amount is written off in profit or loss in the period when the new information becomes available.

Valuation of share based payments and warrant liability

The Black-Scholes option pricing model is used to determine the fair value for the share based payments and warrant liability and utilizes subjective assumptions such as expected price volatility and expected life of the option or warrant. Discrepancies in these input assumptions can significantly affect the fair value estimate.

Cash generating units and impairment testing

Cash generating units (“CGU’s”) are identified to be the major producing fields, the lowest level at which there are identifiable cash inflows that are largely independent of cash inflows of other groups of assets. The determination of CGUs requires judgment in defining a group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. CGUs are determined by similar geological structure, shared infrastructure, geographical proximity, commodity type, similar exposure to market risks and materiality.

The Company prepares and reviews separate detailed budgets and forecast calculations for each of the CGUs. Impairment assessment is generally carried out separately for each CGU based on cash flow forecasts calculated based on proven reserves for each CGU (value in use).

Functional currency

The determination of the Company's functional currency requires analyzing facts that are considered primary factors, and if the result is not conclusive, the secondary factors. The analysis requires the Company to apply significant judgment since primary and secondary factors may be mixed. In determining its functional currency the Company analyzed both the primary and secondary factors, including the currency of the Company's operating costs in Canada, United States and Guyana, and sources of financing.

Income taxes

The Company is subject to income, value added, withholding and other taxes. Significant judgment is required in determining the Company’s provisions for taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. The determination of the Company’s income, value added, withholding and other tax liabilities requires interpretation of complex laws and regulations. The Company’s interpretation of taxation law as applied to transactions and activities may not coincide with the interpretation of the tax authorities. All tax related filings are subject to government audit and potential reassessment subsequent to the financial statement reporting period. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the tax related accruals and deferred income tax provisions in the period in which such determination is made.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

2.	Basis of Preparation (continued)

2.4	Future accounting policies and standards adopted

Future accounting policies

At the date of authorization of these unaudited condensed interim consolidated financial statements, the IASB and IFRIC has issued the following new and revised Standards and Interpretations which are not yet effective for the relevant reporting periods and which the Company has not early adopted. However, the Company is currently assessing what impact the application of these standards or amendments will have on the consolidated financial statements of the Company.

•

IFRS 16 Leases (“IFRS 16”), sets out the principles for the recognition, measurement and disclosure of leases. IFRS 16 provides revised guidance on identifying a lease and for separating lease and non- lease components of a contract. IFRS 16 introduces a single accounting model for all lessees and requires a lessee to recognize right-of-use assets and lease liabilities for leases with terms of more than 12 months, unless the underlying asset is of low value. Under IFRS 16, lessor accounting for operating and finance leases will remain substantially unchanged. IFRS 16 is effective for annual periods beginning on or after January 1, 2019, with earlier application permitted for entities that apply IFRS 15.

•

IFRIC 23 – Uncertainty Over Income Tax Treatments (“IFRIC 23”) was issued in June 2017 and clarifies the accounting for uncertainties in income taxes. The interpretation committee concluded that an entity shall consider whether it is probable that a taxation authority will accept an uncertain tax treatment. If an entity concludes it is probable that the taxation authority will accept an uncertain tax treatment, then the entity shall determine taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates consistently with the tax treatment used or planned to be used in its income tax filings. If an entity concludes it is not probable that the taxation authority will accept an uncertain tax treatment, the entity shall reflect the effect of uncertainty in determining the related taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates. IFRIC 23 is effective for annual periods beginning on or after January 1, 2019

New standards and interpretations adopted

Effective January 1, 2018, the Company applied, for the first time, certain standards and amendments that require additional disclosures in the unaudited condensed interim consolidated financial statements. The application of the following standards/amendments had no impact on the Company’s unaudited condensed interim consolidated financial statements:

•

In July 2014, the IASB issued the final amendments to IFRS 9, Financial Instruments (“IFRS 9”) which provides guidance on the classification and measurement of financial assets and liabilities, impairment of financial assets, and general hedge accounting. The classification and measurement portion of the standard determines how financial assets and financial liabilities are accounted for in financial statements and, in particular, how they are measured on an ongoing basis. The amended IFRS 9 introduced a new, expected-loss impairment model that will require more timely recognition of expected credit losses. In addition, the amended IFRS 9 includes a substantially-reformed model for hedge accounting, with enhanced disclosures about risk management activity.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

2.	Basis of Preparation (continued)

2.4	Future accounting policies and standards adopted (continued)

New standards and interpretations adopted

•

IFRS 15 Revenue from Contracts with Customers - IFRS 15, “Revenue from Contracts with Customers” (“IFRS 15”), was issued in May 2014 and will replace IAS 11, “Construction Contracts,” IAS 18, “Revenue Recognition,” IFRIC 13, “Customer Loyalty Programmes,” IFRIC 15, “Agreements for the Construction of Real Estate,” IFRIC 18, “Transfers of Assets from Customers,” and SIC-31, “Revenue – Barter Transactions Involving Advertising Services.” IFRS 15 provides a single, principle- based five-step model that will apply to all contracts with customers with limited exceptions, including, but not limited to, leases within the scope of IAS 17 and financial instruments and other contractual rights or obligations within the scope of IFRS 9 “Financial Instruments,” IFRS 10, “Consolidated Financial Statements” and IFRS 11, “Joint Arrangements.” In addition to the five-step model, the standard specifies how to account for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract. The standard’s requirements will also apply to the recognition and measurement of gains and losses on the sale of some non-financial assets that are not an output of the entity’s ordinary activities.

•

IFRIC 22 – Foreign Currency Transactions and Advance Consideration (“IFRIC 22”) was issued on December 8, 2016. IFRIC 22 clarifies which date should be used for translation when a foreign currency transaction involves an advance payment or receipt.

3.	Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of petroleum and natural gas properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of management to sustain future development of the business. The properties in which the Company currently has an interest are in the exploration stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and will be required to raise additional funding. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the six month period ended June 30, 2018 and the year ended December 31, 2017.

The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than of the TSX Venture Exchange (“TSXV”) which requires adequate working capital or financial resources of the greater of (i) $50,000 and (ii) an amount required in order to maintain operations and cover general and administrative expenses for a period of 6 months. As of June 30, 2018 and the date of these unaudited condensed interim consolidated financial statements, the Company may not be compliant with the policies of the TSXV. The impact of this violation is not known and is ultimately dependent on the discretion of the TSXV.

The Company considers its capital to be equity, which is comprised of share capital, reserve accounts, deficit, Debentures from related party and loans from related party, which as at June 30, 2018 totaled $1,034,805 (December 31, 2017 – $739,832).

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

The Company invests all capital that is surplus to its immediate operational needs in short-term, liquid and highly rated financial instruments, such as cash, short-term guarantee deposits, all held with major Canadian financial institutions and Canadian or United States government treasury bills.

3.	Capital management (continued)

Management plans to secure any necessary future financing through a combination of the issuance of new equity, debt instruments or the sale of Company assets. There is no assurance, however, that these initiatives will be successful.

4.	Financial instruments

Fair value

The Company has designated its cash equivalents and marketable securities as fair value through profit and loss which are measured at fair value. Fair value of cash equivalents and marketable securities is determined based on transaction value and is categorized as a level one measurement. Trade receivables and other assets are classified for accounting purposes as loans and receivables, which are measured at amortized cost which approximates fair value.

Trade and other payables and loans and debentures from related party are classified for accounting purposes as other financial liabilities, which are measured at amortized cost which also approximates fair value. Warrant liability is classified for accounting purposes as fair value through profit and loss which is measured at fair value and is categorized as a level two measurement.

The Company’s financial instruments carried at fair value are classified within the fair value hierarchy as follows:

•	Level one includes quoted prices (unadjusted) in active markets for identical assets or liabilities.
•	Level two includes inputs that are observable other than quoted prices included in level one.
•	Level three includes inputs that are not based on observable market data.

As at June 30, 2018, the carrying and fair value amounts of the Company's trade receivables and other assets, trade and other payables, loans payable from related party and debentures payable from related party are approximately equivalent due to the relatively short periods to maturity and the nature of these accounts. Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments.

These estimates are subject to and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company's risk exposures as it relates to financial instruments are reflected below:

i)	Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position:

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

4.	Financial instruments (continued)

i)	Credit risk (continued)

a)

Cash and cash equivalents – Cash and cash equivalents are held mainly with major Canadian and American financial institutions in Canada and the United States and therefore the risk of loss is minimal. The Company keeps only a minimal amount of cash and cash equivalents in major Guyanese banks to pay only its current month activities.

b)	Trade receivables and other assets – The Company is exposed to credit risk attributable to customers or credits from vendors. The Company does not believe that this risk is significant. (See Note 7)

The Company’s maximum exposure to credit risk as at June 30, 2018 is the carrying value of cash and cash equivalents and trade receivables and other assets.

ii)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities as they become due. As at June 30, 2018, the Company had a working capital deficiency of $52,604,220 (December 31, 2017 - $48,529,092). In order to meet its working capital and property exploration expenditures, the Company must secure further financing to ensure that those obligations are properly discharged (See Note 1). There can be no assurance that the Company will be successful in its efforts to arrange additional financing on terms satisfactory to the Company. If additional financing is raised by the issuance of shares from the treasury of the Company, control of the Company may change and shareholders may suffer additional dilution. If adequate financing is not available, the Company may be required to delay, reduce the scope of, or eliminate one or more exploration activities or relinquish rights to certain of its interests.

iii)	Market risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, commodity prices and/or stock market movements (price risk).

a)	Interest rate risk

The Company is not exposed to significant interest rate price risk due to the short-term nature of its monetary assets and liabilities. Cash not required in the short term is invested in short-term guaranteed investment certificates, as appropriate.

b)	Currency risk

The Company's exploration and evaluation activities are substantially denominated in US dollars. The Company's funds are predominantly kept in Canadian and US dollars, with major Canadian and US financial Institutions. As at June 30, 2018, the Company had approximately C$200,000 (December 31, 2017 - C$200,000) in Canadian dollar denominated cash deposits. The Company has one significant C$ Bridge Loan from related party payable, which as at June 30, 2018 had a principal balance of C$8,682,000 (December 31, 2017 - C$8,682,000)

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

5.	Sensitivity analysis

The Company's funds are mainly kept in Canadian and US dollars with major Canadian and US financial institutions. As at June 30, 2018, the Company’s exposure to foreign currency balances approximate as follows:

Account	Foreign Currency	Exposure
June 30,		2018	2017
Cash and cash equivalents	C $	$200,000	$200,000
Trade and other payables	C $	(600,000)	(200,000)
Loans from related party	C $	(9,000,000)	(8,500,000)
		$(9,400,000)	$(8,500,000)

Based on management’s knowledge and experience of the financial markets, the Company believes it is reasonably possible over a one year period that a change of 10% in foreign exchange rates would increase/decrease net loss for the six month period ended June 30, 2018 by $(940,000) (2017 - $(850,000)).

6.	Cash and cash equivalents

The balance of cash and cash equivalents June 30, 2018, consisted of $1,007,264 (December 31, 2017 - $391,676) on deposit with major financial institutions and $25,000 (December 31, 2017 - $25,000) in short-term guaranteed investment certificates and fixed instruments with remaining maturities on the date of purchase of less than 90 days.

7.	Trade receivables and other assets

The Company’s trade receivables and other assets arise from harmonized sales tax (“HST”) receivable, trade receivables and prepaid expenses. These are broken down as follows:

As at,	June 30, 2018	December 31, 2017
Trade receivables	$3,955	$3,955
HST	7,424	18,573
Prepaid expenses	74,809	24,787
Total trade receivables and other assets	$86,188	$47,315

Below is an aged analysis of the Company’s trade receivables:

As at,	June 30, 2018	December 31, 2017
1 – 30 days	$-	$-
Over 90 days	3,955	3,955
Total trade receivables	$3,955	$3,955

At June 30, 2018, the Company anticipates full recovery of these amounts receivable and therefore no additional allowance has been recorded against these receivables. The credit risk on the receivables has been further discussed in Note 4(i). The Company holds no collateral for any receivable amounts outstanding as at June 30, 2018.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

8.	Property, plant and equipment

			Vehicles, office	Computer,
	Staging	Logistics	furniture and	software and
	Facility(1)	Yard(1)	fixtures	equipment	Total
Cost
As at December 31, 2016	$6,288,914	$686,111	$127,878	$539,637	$7,642,540
Net additions	2,892	-	51,000	-	53,892
As at December 31, 2017	$6,291,806	$686,111	$178,878	$539,637	$7,696,432
Net additions	6,494	10,591	-	-	17,085
As at June 30, 2018	$6,298,300	$696,702	$178,878	$539,637	$7,713,517
Accumulated amortization
As at December 31, 2016	$-	$-	$88,526	$444,768	$533,294
Amortization (2)	-	-	10,421	27,437	37,858
As at December 31, 2017	$-	$-	$98,947	$472,205	$571,152
Amortization (2)	-	-	8,504	9,706	18,210
As at June 30, 2018	$-	$-	$107,451	$481,911	$589,362
Net book value
As at December 31, 2017	$6,291,806	$686,111	$79,931	$67,432	$7,125,280
As at June 30, 2018	$6,298,300	$696,702	$71,427	$57,726	$7,124,155

Notes:	(1) No amortization has been recorded on these assets as they are still under construction.
(2) Amortization has been recorded within general and administrative expense in the statement of comprehensive loss.

The lands upon which the staging facility and the logistics yard are located are subject to an industrial lease of State land with the Commissioner of Lands and Surveys in Guyana. The term of the lease is for a period of 50 years commencing in 2010 with an option to renew for an additional 50 years. This land is subject to annual rental commitments relating to this lease.

9.	Exploration and evaluation expenditures

	Corentyne	Berbice	Demerara	Total
Balance, December 31, 2016	$15,074,516	$832,900	$7,374,117	$23,281,533
Net additions	1,015,580	253,832	889,977	2,159,389
Balance, December 31, 2017	$16,090,096	$1,086,732	$8,264,094	$25,440,922
Net additions	646,563	95,568	270,755	1,012,886
Balance, June 30, 2018	$16,736,659	$1,182,300	$8,534,849	$26,453,808

As at June 30, 2018, the expenditures capitalized above include costs for licence acquisitions and maintenance of licences, general exploration, geological and geophysical consulting, surveys, 3D-seismic acquisition, processing and interpretation, and drill planning.

Corentyne PA, Guyana

The Company’s 100% owned subsidiary, CGX Resources Inc. (“CGX Resources”), was granted the Corentyne Petroleum Agreement ("PA") on June 24, 1998. On November 27, 2012, the Company was issued a new PA and Petroleum Prospecting Licence ("PPL") offshore Guyana. On December 15, 2017, the Company was issued an addendum to the November 27, 2012 PA ("Addendum I"). Under the terms of the Addendum I, the Company’s work commitments were modified and the Company relinquished 25% of the original contract area block. The table below outlines the commitments under the Addendum I:

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

9.	Exploration and evaluation expenditures (continued)

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Commence planning to drill 1 exploration well (Completed)	Nov 27, 2016 - Nov 27, 2017

- At the end of phase one of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has commited to complete work in phase 2)

	Phase Two - 24 Months	Drill 1 exploration well	Nov 27, 2017 - Nov 27, 2019

- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.

Second Renewal Period - 3 Years	Phase One - 12 Months	Complete additional seismic acquisition or reprocessing	Nov 27, 2019 - Nov 27, 2020
- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.
	Phase Two - 24 Months	Drill 1 exploration well	Nov 27, 2020 - Nov 27, 2022

- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

If a discovery is made, CGX has the right to apply to the Minister for a Petroleum Production Licence with respect to that portion of the contract area having a significant discovery.

After commercial production begins, the Company is allowed to recover contract costs as defined in the PA from “cost oil” produced and sold from the contract area and limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The Company’s share of the remaining production or “profit oil” is 47%.

To the extent that in any month recoverable contract costs exceed the value of cost oil and/or cost gas, the unrecoverable amount shall be carried forward and shall be recoverable in the immediately succeeding month, and to the extent not then recovered, in the subsequent month or months.

The Company has $155,000,000 of recoverable contract costs brought forward from the original Corentyne licence. This cost can be recovered against any future commercial production.

Annual rental fees of $100,000 and training fees of $100,000 are required to be paid under the PPL.

The Company had entered into a definitive rig agreement with Japan Drilling Co., Ltd. (“JDC”) (“Drilling Agreement”), and a rig sharing agreement (the “Rig Sharing Agreement”) with JDC and Teikoku Oil (Suriname) Co., Ltd. (“INPEX”) for the shared use of JDC’s HAKURYU-12 drilling rig (the “Rig”) in 2015. This Rig was intended to be used for the first commitment well that is required under the Corentyne PPL.

During the year ended December 31, 2015, the Company terminated these agreements.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

9.	Exploration and evaluation expenditures (continued)

Corentyne PA, Guyana (continued)

Upon termination of the Drilling Agreement, the total amount payable to JDC is approximately $20.35 million (the “JDC Payable”). Pursuant to the terms of the definitive agreement entered into with JDC with an effective date of November 30, 2015, the JDC Payable was to be paid as follows: (i) $5.5 million payable in common shares; (ii) $500,000 on or before December 1, 2015; (iii) approximately $7.18 million on or before March 25, 2016; and (iv) approximately $7.18 million on or before June 15, 2016. The amounts payable are included in trade and other payables as at June 30, 2018 and December 31, 2017. During the year ended December 31, 2016, JDC was issued 16,522,500 common shares at a price of C$0.44 per share as per the terms of the definitive agreement resulting in JDC owning approximately 15% of the Company on a non-diluted basis. During the year ended December 31, 2016, the Company made a payment of $100,000 as part of the $500,000 payment due on December 1, 2015 with both parties agreeing to defer the remaining payment of $400,000 to March 25, 2016. Per the definitive agreement, the payments not paid in full, totaling $14.76 million, incur interest at a rate of 8% per annum.

Under the Rig Sharing Agreement, the Company owes approximately $2.9 million to INPEX for shared costs incurred in the utilization of the Rig. INPEX agreed to allow the Company to defer payment until December 1, 2015. This amount is included in trade and other payables as at June 30, 2018 and December 31, 2017. Per the Rig Sharing Agreement, since the amount was not paid in full by December 1, 2015, amounts outstanding shall accrue interest at a rate of Libor plus 7% per annum.

The Company is in continuous negotiations with INPEX and JDC with a view to determining how to address these significant payables.

Berbice PA, Guyana

The Company, through its 62% owned subsidiary ON Energy Inc., acquired the Berbice PA in October 2003. The Berbice PA was renewable for up to two three-year periods. Negotiations were underway for the Second Renewal period ending October 2013 to conduct an airborne geotechnical survey at a cost of less than $1,000,000.

On February 12, 2013, ON Energy Inc. entered into a new Berbice PA and PPL, which applies to the former Berbice licence and the former onshore portion of the Company’s original Corentyne Petroleum Agreement. On December 15, 2017, the Company was issued an addendum to the February 12, 2013 PA ("Addendum II"). Under the terms of the Addendum II, the Company’s work commitments were modified.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

9.	Exploration and evaluation expenditures (continued)

Berbice PA, Guyana (continued)

The table below outlines the commitments under the Addendum II:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 18 Months	Compile all relevant data, information and budgetary allocations for a geochemical survey and submit to the GGMC for approval (Completed)	Feb 12, 2017 - Aug 12, 2018

- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production License or commit to the work programme in phase two (2).

	Phase Two - 18 Months	(a) Complete a geochemical survey of a minimum 120 sq km (b) Commence a seismic program defined by the geochemical survey	Aug 12, 2018 - Feb 12, 2020

- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.

Second Renewal Period - 3 Years	Phase One - 18 Months	Complete seismic program and all associated processing and interpretation	Feb 12, 2020 - Aug 12, 2021
- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production License or commit to the work programme in phase two (2).
	Phase Two - 18 Months	Drill 1 exploration well	Aug 12, 2021 - Feb 12, 2023
- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

If a discovery is made, CGX has the right to apply to the Minister for a PPL with respect to that portion of the contract area having a significant discovery.

After commercial production begins, the Company is allowed to recover contract costs as defined in the PA from “cost oil” produced and sold from the contract area and limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The Company’s share of the remaining production or “profit oil” is 47%.

To the extent that in any month recoverable contract costs exceed the value of cost oil and/or cost gas, the unrecoverable amount shall be carried forward and shall be recoverable in the immediately succeeding month, and to the extent not then recovered, in the subsequent month or months.

The Company has $500,000 of recoverable costs brought forward from the original Berbice licence. This cost can be recovered against any future commercial production.

Annual rental fees of $25,000 and training fees of $25,000 are required to be paid under the PPL.

Demerara PA, Guyana

On February 12, 2013, the Company entered into the Demerara PA and PPL. The new PPL applies to the former offshore portion of the Annex PPL, which was a subset of the Company's original Corentyne Petroleum Agreement. On December 15, 2017, the Company was issued an addendum to the February 12, 2013 PA ("Addendum III").

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

9.	Exploration and evaluation expenditures (continued)

Demerara PA, Guyana (continued)

Under the terms of the Addendum III, the Company’s work commitments were modified and the Company relinquished 25% of the original contract area block. The table below outlines the commitments under the Addendum III:

Period	Phase	Exploration Obligation	Dates
First Renewal Period - 3 Years	Phase One - 12 Months	Conduct additional data processing and planning for 1st exploration well (Conducted)	Feb 12, 2017 - Feb 12, 2018

- At the end of phase one (1) of the first renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2. (Company has commited to complete work in phase 2)

	Phase Two - 24 Months	Complete any additional processing and planning, and secure all regulatory approvals for the drilling of 1st exploration well	Feb 12, 2018 - Feb 12, 2020

- At the end of the first renewal period of three (3) years, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or relinquish twenty-five (25%) percent of the Contract Area and renew the Petroleum Prospecting Licence for a second period of three (3) years.

Second Renewal Period - 3 Years	Phase One - 12 Months	Drill 1 exploration well	Feb 12, 2020 - Feb 12, 2021

- At the end of phase one of the second renewal period, the Company shall elect either to relinquish the entire Contract Area except for any Discovery Area and the area contained in any Petroleum Production Licence or commit to the work programme in phase 2.

	Phase Two - 24 Months	Drill 1 exploration well	Feb 12, 2021 - Feb 12, 2023

- At the end of the second renewal period of three (3) years, the Company shall relinquish the entire Contract Area except for any Discovery Area, the area contained in any Petroleum Production Licence and any other portion of the Contract Area on which the Minister Responsible for Petroleum agrees to permit the Company to conduct further exploration activities.

If a discovery is made, CGX has the right to apply to the Minister for a PPL with respect to that portion of the contract area having a significant discovery.

After commercial production begins, the Company is allowed to recover contract costs as defined in the PA from “cost oil” produced and sold from the contract area and limited in any month to an amount which equals seventy-five percent (75%) of the total production from the contract area for such month excluding any crude oil and/or natural gas used in petroleum operations or which is lost. The Company’s share of the remaining production or “profit oil” is 47%.

To the extent that in any month recoverable contract costs exceed the value of cost oil and/or cost gas, the unrecoverable amount shall be carried forward and shall be recoverable in the immediately succeeding month, and to the extent not then recovered, in the subsequent month or months.

The Company has $1,000,000 of recoverable contract costs brought forward from the original Annex licence. This cost can be recovered against any future commercial production.

Annual rental fees of $100,000 and training fees of $100,000 are required to be paid under the PPL.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

9.	Exploration and evaluation expenditures (continued)

Demerara PA, Guyana (continued)

In September 2014, the Company entered into a contract with Prospector PTE. Ltd. (“Prospector”) to conduct a 3D seismic survey on the Company’s 100% owned Demerara Block as part of its commitments under the Demerara PA. The aggregate cost of this seismic survey was approximately $19 million with $7 million paid to Prospector by way of issuance of 15,534,310 common shares, $2.5 million paid in cash in 2014 and the remainder of approximately $9.5 million payable in cash twelve months after the conclusion of the seismic survey (December 2015), which is included in trade and other payables as at June 30, 2018 and December 31, 2017. Per the contract with Prospector, the amounts outstanding twelve months after the conclusion of the seismic survey shall accrue interest at a rate of 12% per annum. On October 3, 2016, the Company renegotiated the interest rate down from 12% per annum to 6% per annum and agreed to have Prospector complete the seismic processing of the seismic survey. In exchange, CGX has agreed to be responsible under certain circumstances to Prospector for up to a maximum of $500,000. The processing began in late 2016 and was substantially completed in 2017 and as a result, the Company has recorded a provision of $500,000 recorded in trade and others payables as at June 30, 2018 and December 31, 2017.

The Company's exploration activities are subject to government laws and regulations, including tax laws and laws and regulations governing the protection of the environment. The Company believes that its operations comply in all material respects with all applicable past and present laws and regulations. The Company records provisions for any identified obligations, based on management's estimate at the time. Such estimates are, however, subject to changes in laws and regulations.

10.	Compensation of key management personnel and related party transactions

Under IFRS, parties are considered to be related if one party has the ability to “control” (financially or by share capital) the other party or have significant influence (management) on the other party in making financial, commercial and operational decisions.

In October 2014, the Company entered into a secured bridge loan agreement (the “C$ Bridge Loan”) with Frontera Energy Corporation (formerly Pacific Exploration and Production Corp.) (“Frontera”) in the aggregate principal amount of C$7,500,000 ($6,700,000). The C$ Bridge Loan was a non-revolving term facility. As at June 30, 2018, the Company has drawn upon all of the facility. The C$ Bridge Loan accrues interest at an annual rate of 5% per annum and was repayable in full, including all accrued interest, in October 2015.

The balances outstanding on the C$ Bridge Loan from related party as at June 30, 2018 and December 31, 2017 are as follows:

As at,	June 30, 2018	December 31, 2017
Loan from related party	$6,593,253	$6,920,571
Accrued interest on loan from related party	226,700	66,362
Total loan from related party	$6,819,953	$6,986,933

The activity on the C$ Bridge Loan from related party for the six month period ended June 30, 2018 and the year ended December 31, 2017 is as follows:

	June 30, 2018	December 31, 2017
Opening balance at beginning of period/year	$6,986,933	$6,217,619
(Gain) Loss on foreign exchange	(335,473)	447,889
Accrued interest on loan from related party	168,493	321,425
Total loan from related party	$6,819,953	$6,986,933

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

10.	Compensation of key management personnel and related party transactions (continued)

During the year ended December 31, 2017, the Company and Frontera agreed to extend the maturity until April 25, 2018 (Subsequently extended to October 31, 2018). All other terms and conditions applicable to the C$ Bridge Loan remain the same.

In March 2016, the Company entered into a secured bridge loan agreement (the “Bridge Loan I”) with Frontera in the aggregate principal amount of up to $2,000,000. The Bridge Loan I was a non-revolving term facility. The Bridge Loan I accrues interest at an annual rate of 5% per annum and was repayable in full including all accrued interest in March 2017. As at June 30, 2018, the Company has drawn upon all of the facility. During the year ended December 31, 2017, the Company and Frontera agreed to extend the maturity until April 25, 2018 (Subsequently extended to October 31, 2018).

The balances outstanding on the Bridge Loan I from related party as at June 30, 2018 and December 31, 2017 are as follows:

As at,	June 30, 2018	December 31, 2017
Loan from related party	$2,068,547	$2,068,547
Accrued interest on loan from related party	211,323	160,034
Total loan from related party	$2,279,870	$2,228,581

The activity on the Bridge Loan I from related party for the six month period ended June 30, 2018 and the year ended December 31, 2017 is as follows:

	June 30, 2018	December 31, 2017
Opening balance at beginning of year	$2,228,581	$2,125,154
Accrued interest on loan from related party	51,289	103,427
Total loan from related party	$2,279,870	$2,228,581

In October 2016, the Company entered into a secured bridge loan agreement (the “Bridge Loan II”) with Frontera in the aggregate principal amount of up to $2,000,000. The Bridge Loan II is a non-revolving term facility. The Bridge Loan II accrues interest at an annual rate of 5% per annum and was repayable in full including all accrued interest in October 2017. As at June 30, 2018, the Company has drawn upon all of the facility. During the year ended December 31, 2017, the Company and Frontera agreed to extend the maturity until April 25, 2018 (Subsequently extended to October 31, 2018).

The balances outstanding on the Bridge Loan II from related party as at June 30, 2018 and December 31, 2017 are as follows:

As at,	June 30, 2018	December 31, 2017
Loan from related party	$1,972,675	$1,972,675
Accrued interest on loan from related party	145,969	97,057
Total loan from related party	$2,118,644	$2,069,732

The activity on the Bridge Loan II from related party for the six month period ended June 30, 2018 and the year ended December 31, 2017 is as follows:

	June 30, 2018	December 31, 2017
Opening balance at beginning of year	$2,069,732	$1,007,373
Loan from related party	-	971,033
Accrued interest on loan from related party	48,912	91,326
Total loan from related party	$2,118,644	$2,069,732

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

10.	Compensation of key management personnel and related party transactions (continued)

In April 2017, the Company entered into a secured bridge loan agreement (the “Bridge Loan III”) with Frontera in the aggregate principal amount of up to $3,100,000. The Bridge Loan III is a non-revolving term facility. The Bridge Loan III accrues interest at an annual rate of 5% per annum and is repayable in full including all accrued interest on April 25, 2018. As at June 30, 2018, the Company has drawn upon all of the facility, including the extended amounts as agreed to with Frontera under amendments to the Bridge Loan III.

In April 2018, in an effort to meet its working capital requirements to July 2018, the Company and Frontera entered into a secured bridge loan agreement extension for an additional amount available of $8,530,867 under the Bridge Loan III to bring it to a total amount under Bridge Loan III of $14,139,229 and to extend the maturity of the Bridge Loan III to July 31, 2018 (Subsequently extended to October 31, 2018).

The balances outstanding on the Bridge Loan III from related party as at June 30, 2018 and December 31, 2017 are as follows:

As at,	June 30, 2018	December 31, 2017
Loan from related party	$6,914,702	$3,666,727
Accrued interest on loan from related party	222,492	86,352
Total loan from related party	$7,137,194	$3,753,079

The activity on the Bridge Loan III from related party for the six month period ended June 30, 2018 and the year ended December 31, 2017 is as follows:

	June 30, 2018	December 31, 2017
Opening balance at beginning of year	$3,753,079	$-
Loan from related party	3,247,975	3,666,727
Accrued interest on loan from related party	136,140	86,352
Total loan from related party	$7,137,194	$3,753,079

Subsequent to June 30, 2018, the Company drew down an additional $503,000 under extended amounts as agreed to with Frontera under amendments to the Bridge Loan III.

The combined balances outstanding on the Bridge Loan I, Bridge Loan II, Bridge Loan III and C$ Bridge Loan from related party as at June 30, 2018 and December 31, 2017 are as follows:

As at,	June 30, 2018	December 31, 2017
C$ Bridge Loan	$6,819,953	$6,986,933
Bridge Loan I	2,279,870	2,228,581
Bridge Loan II	2,118,644	2,069,732
Bridge Loan III	7,137,194	3,753,079
Total loans from related party	$18,355,661	$15,038,325

In November 2015, the Company entered into a convertible debenture (the “Debenture”) with Frontera in the aggregate principal amount of $1,500,000. The Debenture accrues interest at an annual rate of 5% per annum and was repayable in full including all accrued interest in November 2016. This Debenture was convertible into shares of the Company at the option of Frontera at any time prior to November 15, 2016 at a price of C$0.335, which has now lapsed. During the year ended December 31, 2017, the Company and Frontera agreed to extend the maturity until April 25, 2018 (Subsequently extended to October 31, 2018).

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

10.	Compensation of key management personnel and related party transactions (continued)

The debentures are classified as a liability, with the exception of the portion relating to the conversion feature, resulting in the carrying value of the debenture being less than face value.

The balances outstanding on the Debenture from related party as at June 30, 2018 and December 31, 2017 are as follows:

As at,	June 30, 2018	December 31, 2017
Debenture from related party	$1,653,750	$1,653,750
Accrued interest on Debenture from related party	51,651	10,647
Total loan from related party	$1,705,401	$1,664,397

The activity on the Debenture from related party for the six month period ended June 30, 2018 and the year ended December 31, 2017 is as follows:

	June 30, 2018	December 31, 2017
Opening balance at beginning of year	$1,664,397	$1,585,140
Accrued interest on loan from related party	41,004	79,257
Total loan from related party	$1,705,401	$1,664,397

The C$ Bridge Loan, Bridge Loan I, Bridge Loan II, Bridge Loan III and Debenture (the “Frontera Loans”) are secured by a pledge of the shares in the Company’s wholly owned subsidiaries – CGX Resources, GCIE Holdings Limited (“GCIE”) and CGX Energy Management Corp. (“CGMC”). In addition, during the year ended December 31, 2017, GCIE and CGMC signed a guarantee with Frontera for the Frontera Loans.

Subsequent to June 30, 2018, the Company and Frontera agreed to extend the maturity of the Frontera Loans until October 31, 2018.

The following sets out the details of the Company’s related party transactions:

•

The Company has a cost sharing agreement among Frontera and Gran Colombia Gold Corp. effective May 1, 2013 (the “Cost Sharing Agreement”). The Cost Sharing Agreement sets out the terms and allocation of certain shared general and administrative costs, such as rent, utilities and other office administrative expenses. In addition, during the year ended December 31, 2017, the Company entered into a technical service agreement with Frontera whereby Frontera will provide geological and geophysical consulting to the Company. In accordance with the terms of these agreements, the Company recognized an expense of $Nil (2017 - $Nil) for the six month period ended June 30, 2018 and capitalized $287,000 (2017 - $Nil) to exploration and evaluation expenditures, of which $503,000 (December 31, 2017 - $240,000) was included in trade and other payables as at June 30, 2018. As at June 30, 2018, Frontera owns approximately 45.6% of the common shares of the Company and up to November 30, 2016 had several common directors.

•

During the year ended December 31, 2017, the Company entered into an exclusivity agreement with Frontera, whereby the Company will negotiate in good faith exclusively with Frontera in respect of completing either a restructuring transaction and/or financing transaction until December 31, 2018 (“Exclusivity Period”). If during the Exclusivity Period or during the six months following the end of the Exclusivity Period the Company enters into an alternative transaction, Frontera will be given 5 days to match any alternative transaction. In the event that Frontera does not match the alternative transaction, the Company will pay to Frontera a $5,000,000 work fee, in consideration for the substantial time, effort and expenses that Frontera has undertaken and will undertake in connection with the pursuit of a proposed transaction. As no transaction has occurred as at June 30, 2018, no amount has been recorded in these financial statements related to this contingent payment.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

10.	Compensation of key management personnel and related party transactions (continued)

At June 30, 2018, included in trade and other payables is $21,000 (December 31, 2017 - $88,000) due as a result of deferred payment of directors’ fees. These amounts are unsecured, non-interest bearing and due on demand.

11.	Trade and other payables

Trade and other payables of the Company are principally comprised of amounts outstanding for trade purchases relating to exploration activities and amounts payable for operating and financing activities. The usual credit period taken for trade purchases is between 30 to 90 days. The following is an aged analysis of the trade and other payables:

As at,	June 30, 2018	December 31, 2017
Less than one month, accruals and accrued interest	$5,946,219	$4,852,707
One month to three months	139,594	9,478
Over three months	27,575,797	27,428,176
Total trade and other payables	$33,661,610	$32,290,361

12.	Warrant Liability

As at June 30, 2018 and December 31, 2017, the warrant liability was comprised of the following:

As at,	June 30, 2018	December 31, 2017
Warrant liability	$-	$-

Each warrant entitles the holder to purchase a common share at C$1.70 until April 26, 2018. The Company recorded the warrants issued as a derivative liability due to their exercise price being denominated in a currency other than the Company’s US dollar functional currency. As at June 30, 2018, these warrants expired unexercised.

The warrant liability was re-valued at the end of the reporting period with the change in fair value of the warrant liability recorded as a gain or loss in the Company’s Consolidated Statements of Loss. The warrant liability was accounted for at its fair value as follows:

	Six month period ended	Year ended
	June 30, 2018	December 31, 2017
Warrant liability, beginning of period/year	$-	$-
Change in fair value	-	-
Warrant liability, end of period/year	$-	$-

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

12.	Warrant Liability (continued)

The Company utilized the Black-Scholes valuation model to estimate the fair value of the warrants at June 30, 2018 and December 31, 2017 using the following assumptions:

	June 30, 2018	December 31, 2017
Number of warrants outstanding	-	37,008,900
Exercise price	-	C$1.70
Risk-free interest rate	-	1.06%
Expected life (years)	-	0.3
Expected volatility	-	83%
Expected dividends	-	-
Dilution factor	-	25%
Fair value of warrants	$-	$-

Volatility for these warrants has been calculated using the historical volatility of the Company.

13.	Capital stock

Share Capital

The Company is authorized to issue an unlimited number of common shares without par value. Changes in the issued and outstanding common shares are as follows:

	Number of Shares	$
Balance at June 30, 2018, December 31, 2017 and 2016	110,388,033	257,864,691

Common Share Purchase Warrants

Changes in the number of common share purchase warrants outstanding are as follows:

As at,	June 30, 2018		December 31, 2017
	Weighted		Weighted
	Average Exercise	No. of	Average Exercise	No. of
	Price ($)	Options	Price ($)	Options
Outstanding at beginning of period/year	C$1.70	37,008,900	C$1.70	37,008,900
Transactions during the period/year:
Expired	C$1.70	(37,008,900)	-	-
Outstanding at end of period/year	-	-	C$1.70	37,008,900

Stock Options

The Company established a share option plan to provide additional incentive to its directors, officers, employees and consultants for their efforts on behalf of the Company in the conduct of its affairs. The maximum number of common shares reserved for issuance under the share option plan comprising part of the share incentive plan may not exceed 10% of the number of common shares outstanding. Under the terms of the plan, all options vest immediately, unless otherwise specified. All options granted under the plan expire no later than the tenth anniversary of the grant date. As at June 30, 2018, the Company had 7,838,803 (December 31, 2017 – 6,868,803) options available for issuance under the plan.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

13.	Capital stock (continued)

Stock Options (continued)

Changes in the number of stock options outstanding are as follows:

As at,	June 30, 2018		December 31, 2017
	Weighted		Weighted
	Average Exercise	No. of	Average Exercise	No. of
	Price ($)	Options	Price ($)	Options
Outstanding at beginning of period/year	0.40	4,170,000	0.57	4,035,000
Transactions during the period/year:
Granted	-	-	0.07	1,095,000
Expired/Forfeited	0.50	(970,000)	0.72	(960,000)
Outstanding/Exercisable at end of period/year	0.35	3,200,000	0.40	4,170,000

The following table provides additional outstanding stock option information as at June 30, 2018:

	No. of Options	Weighted Average	Weighted Average
Exercise	Outstanding and	Remaining	Exercise
Price	Exercisable	Life (Years)	Price
$ 0.06	1,000,000	3.84	$0.06
$ 0.24	325,000	1.47	$0.24
$ 0.52	1,875,000	0.14	$0.52
$ 0.06 - $0.52	3,200,000	1.43	$0.35

The following table summarizes the assumptions used with the Black-Scholes valuation model for the determination of the share based compensation for the stock options granted and/or vested during the year ended December 31, 2017:

	January 25,	May 3,
	2017	2017	Totals
Number of options granted	95,000	1,000,000	1,095,000
Exercise price	C$0.135	C$0.085
Risk-free interest rate	1.17%	0.96%
Expected life (years)	5.0	5.0
Expected volatility	112.38%	109.34%
Expected dividends and forfeiture rate	-	-
Vesting	immediately	immediately
Fair value of grant	$8,000	$49,000	$57,000
Share based compensation	$8,000	$49,000	$57,000

Volatility for all option grants has been calculated using the Company’s historical information.

The weighted average grant-date fair value of options granted during the six month period ended June 30, 2018 was $Nil (year ended December 31, 2017 – $0.05) per option issued.

CGX Energy Inc.
Notes to the Unaudited Condensed Interim Consolidated Financial Statements – (US$’s)
For the Three and Six Month Periods Ended June 30, 2018 and 2017

14.	Reserve for share based payments

A summary of the changes in the Company’s reserve for share based payments for the six month period ended June 30, 2018 and the year ended December 31, 2017 is set out below:

	June 30, 2018	December 31, 2017
Balance at beginning of period/year	$21,708,131	$21,651,131
Share based payments (note 13)	-	57,000
Balance at end of period/year	$21,708,131	$21,708,131

15.	Segmented information

Operating Segments

At June 30, 2018, the Company’s operations comprised a single reporting operating segment engaged in petroleum and natural gas exploration in Guyana. The Company’s corporate division only earns revenues that are considered incidental to the activities of the Company and therefore does not meet the definition of an operating segment as defined in IFRS 8 ‘Operating Segments’.

As the operations comprise a single reporting segment, amounts disclosed in the consolidated financial statements also represent operating segment amounts.

Geographic Segments

The Company currently has one reportable segment as at June 30, 2018, being the exploration, development and production of petroleum and natural gas in Guyana.

The following is a detailed breakdown of the Company’s assets by geographical location:

As at,	June 30, 2018	December 31, 2017
Identifiable assets
Canada	933,028	486,524
Guyana	33,763,387	32,543,669
	34,696,415	33,030,193

16.	Commitments and contingencies

As at June 30, 2018, the Company is party to two (December 31, 2017 – three) separate written management agreements with certain senior officers of the Company. The two contracts currently require a total payment of up to $1,170,000 (December 31, 2017 – three for $1,888,000) be made upon the occurrence of certain events such as termination and change in control. As the likelihood of these events taking place was not determinable as at June 30, 2018, the contingent payments have not been reflected in these consolidated financial statements.

In January 2018, the Company agreed to make a payment under one of these three contracts. The Company agreed to the termination payment of $700,000 and settled this amount by paying $525,000 and recording a liability of $175,000 to be settled in common shares of the Company in the same manner and on the same basis as other debt is ultimately settled for equity under any restructuring.